Exhibit 10.24

SECOND AMENDMENT TO MONITORING AGREEMENT (this “Second Amendment”), dated as of November 1, 2006, between TriMas Corporation, a Delaware corporation, (the “Company”), and Heartland Industrial Group, L.L.C., a Delaware limited partnership (“Heartland”).

WHEREAS, Heartland and the Company have entered into the Monitoring Agreement, dated as of June 6, 2002, as amended pursuant to the First Amendment to the Monitoring Agreement dated as of November 1, 2006 (as amended, the “Agreement”);

WHEREAS, the Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of shares of its common stock (the “IPO”); and

WHEREAS, in connection with and conditioned upon the occurrence of the IPO, the Company and Heartland desire to enter into the following agreements and to amend the Agreement as more fully set forth below, which amendment supersedes and replaces, in its entirety, the First Amendment to the Monitoring Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

(a)                                  In order to facilitate the IPO, Heartland and the Company agree to modify the Agreement to eliminate Heartland’s continuing obligations to provide certain services to the Company and Company’s obligations to pay the Monitoring Fee to Heartland in consideration of a termination payment of $10,000,000, payable in cash in immediately available funds upon the closing of the IPO (the “Closing”). To effectuate the foregoing, upon the making of such payment, the following amendments shall be effected:

(1)                                  Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“Services. Heartland hereby agrees that, during the term of this Agreement, it shall render to the Company, by and through itself and its officers, employees and representatives as Heartland in its sole discretion shall designate from time to time, advisory and consulting services in relation to the following affairs of the Company and its subsidiaries: (i) advice in designing financing structures and advice regarding relationships with the Company and its subsidiaries’ lenders, bankers and lessors; (ii) advice regarding the structure and timing of public and private offerings of debt and equity securities of the Company and its subsidiaries and other financings (including capital lease financings); (iii) advice regarding property dispositions or acquisitions; and (iv) such other advice directly related or ancillary to the foregoing advisory services as may be reasonably requested by the Company.”

(2)                                  Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

“Fees. Subsequent to the consummation of the IPO and solely to the extent approved by the disinterested members of the Company’s Board of Directors on a case by case basis, the Company, in consideration of the services contemplated by Section 2, until the Termination Date, may pay to Heartland or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing (including capital lease financings) by the Company or any of its subsidiaries (but excluding sales and purchases of personal property in the ordinary course of business) in an amount up to 1% of the aggregate value of each such transaction, for its services in negotiating, analyzing, arranging financing and executing such acquisitions, divestitures and financings. Such fees shall not be payable in respect of the IPO. As used herein, “Termination Date” means the date on which Heartland and its affiliates (including, without limitation, the “Heartland Entities” referred to in the shareholders’ agreement entered into June 6, 2002, as amended from time to time) hold, directly or indirectly, beneficial ownership of less than 10% of the common equity interests of the Company acquired on June 6, 2002, or such earlier date as the Company and Heartland shall agree.”

(3)                                  Section 4 of the Agreement shall be interpreted with respect to matters following the Closing to relate to the services and activities contemplated by the Agreement as amended upon the Closing, whether or not any transaction is consummated.

(b)                                 Miscellaneous. This First Amendment shall become effective and shall be conditioned upon the occurrence of the IPO. Upon such effectiveness, this First Amendment and the Agreement together shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto. This First Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This First Amendment shall inure to the benefit of, and be binding upon, Heartland, the Company and their respective successors and permitted assigns provided for in the Agreement. This First Amendment may be executed by one or more parties to this First Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed and delivered by their duly authorized officers or agents as of the date first above written.

HEARTLAND INDUSTRIAL GROUP, L.L.C.

By:	Heartland Industrial Associates, L.L.C., its general partner

By:	/s/ Dan Tredwell
Name:
Title:

TRIMAS CORPORATION

By:	/s/ Grant Beard
Name:
Title:

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